Exhibit 99.1

Media Contact: Will James Vice President – Corporate Development & Investor Relations will.james@mrcpvf.com P: 832-308-2847

Press Release

FOR IMMEDIATE RELEASE

JANUARY 12, 2012

MRC GLOBAL INC. FILES REGISTRATION STATEMENT FOR INITIAL PUBLIC OFFERING OF COMMON STOCK

MRC Global Inc. (“MRC”), formerly McJunkin Red Man Holding Corporation, today announced that it has filed a registration statement on Form S-1 with the United States Securities and Exchange Commission (“SEC”) related to a proposed initial public offering of its common stock. The number of shares to be offered and the price range for the offering have not yet been determined. An application will be made to list the common stock on the New York Stock Exchange under the symbol “MRC.”

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy the securities be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. When available, a prospectus relating to the offering can be obtained from MRC, 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010, attention: Will James.

Headquartered in Houston, Texas, MRC is the largest global distributor of pipe, valve, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC can be found on our website at www.mrcpvf.com.

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